EXHIBIT 99.1

Contact:	Kaya Freiman Corporate Communications Manager 608-252-7276 | kfreiman@mge.com Ken Frassetto Investor Relations 608-252-4723 | kfrassetto@mge.com

News

MGE Energy Reports Second-Quarter Earnings

Madison, Wis., Aug. 6, 2020—MGE Energy, Inc. (Nasdaq: MGEE) today reported financial results for the second quarter of 2020.

MGE Energy’s earnings for the second quarter of 2020 were $18.8 million, or 53 cents per share, compared to $15.5 million, or 45 cents per share, for the same period in the prior year.

During the second quarter of 2020, electric net income increased $2.3 million compared to the second quarter of 2019 primarily due to Allowance for funds used during construction (AFUDC) earned from the construction of Two Creeks and Badger Hollow I and II solar generation projects and savings in operating and maintenance costs. AFUDC equity for the Two Creeks and Badger Hollow I and II solar projects increased $1.0 million compared to the same period in the prior year.

A reduction of retail sales driven by the impacts of COVID-19 and associated governmental regulations negatively impacted electric earnings in the second quarter of 2020. Electric commercial retail sales dropped approximately 10% in the second quarter of 2020 compared to the same period in the prior year. However, some businesses shifted their workforce to a remote work environment which led to higher residential sales.  Warmer weather primarily in June of 2020 also contributed to increased electric residential sales and mitigated the impact of COVID-19. Second quarter electric residential sales increased by approximately 20% compared to the second quarter of 2019.

Gas net income in the second quarter of 2020 remained relatively flat compared to the second quarter of 2019.

The situation around the COVID-19 pandemic remains fluid. We have been subject to, and are following, local, state and federal public health and safety regulations and guidance to address the pandemic. We have operated continuously throughout the pandemic and have not suffered any material disruptions in service or employment. We continue to monitor the situation and manage our response.

MGE Energy, Inc.
(In thousands, except per share amounts)
(Unaudited)

Three Months Ended June 30,	2020	2019
Operating revenue	$117,040	$122,147
Operating income	$21,520	$19,783
Net income	$18,791	$15,548
Earnings per share (basic and diluted)	$0.53	$0.45
Weighted average shares outstanding (basic and diluted)	35,441	34,668

Six Months Ended June 30,	2020	2019
Operating revenue	$266,913	$289,716
Operating income	$52,960	$50,293
Net income	$44,828	$39,554
Earnings per share (basic and diluted)	$1.28	$1.14
Weighted average shares outstanding (basic and diluted)	35,054	34,668

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 155,000 customers in Dane County, Wis., and purchases and distributes natural gas to 163,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements include the risks and uncertainties related to the COVID-19 pandemic. Such forward-looking statements are based on MGE Energy’s current expectations, estimates and assumptions regarding future events, which are inherently uncertain. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to revise or update publicly any such forward-looking statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to our business in general, please refer to the “Risk Factors” sections in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q during the three and six months ended June 30, 2020, filed with the Securities and Exchange Commission.